UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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MONACO COACH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MONACO COACH CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 17, 2007

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Monaco Coach Corporation will be held on Thursday, May 17, 2007 at 1:00 p.m., local time, at the Hyatt Regency O’Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois 60018 for the following purposes:

1.                To elect five Class II directors each to serve for a two-year term expiring upon the 2009 Annual Meeting of Stockholders or until their successors are elected.

2.                To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2007 fiscal year.

3.                To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Stockholders of record at the close of business on March 20, 2007 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to deliver your proxy by telephone or the Internet or to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

FOR THE BOARD OF DIRECTORS

RICHARD E. BOND
Secretary

Coburg, Oregon
April 6, 2007

i

MONACO COACH CORPORATION
91320 Coburg Industrial Way
Coburg, Oregon 97408

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement contains information relating to our Annual Meeting of Stockholders to be held on Thursday, May 17, 2007 at 1:00 p.m. local time (the “Annual Meeting”), at the Hyatt Regency O’Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois 60018. The enclosed proxy is solicited on behalf of our Board of Directors for use at the 2007 Annual Meeting of Stockholders, or at any postponements or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 30, 2006, including financial statements, were mailed on or about April 6, 2007 to all stockholders entitled to vote at the meeting.

Record Date and Voting Securities

Stockholders of record at the close of business on March 20, 2007, the record date for the Annual Meeting, are entitled to notice of and to vote at the meeting. On the record date, 29,919,649 shares of our Common Stock, $0.01 par value, were issued and outstanding.

Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

Methods of Voting

Voting by Mail—By signing and returning the proxy card according to the enclosed instructions, you are enabling our Chief Executive Officer, Kay Toolson, and our President, John Nepute, who are named on the proxy card as “proxies or attorneys-in-fact,” to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Voting by Telephone—Specific instructions on how to vote via the telephone are included on the proxy card.

Voting via Internet—Specific instructions on how to vote via the Internet are included on the proxy card.

Your shares will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card but do not indicate your voting instructions, your shares will be voted as follows:

•        FOR the election of the nominees for director identified in Proposal One.

•        FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2007, as identified in Proposal Two.

Voting in Person at the Meeting—If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name, but if you wish to vote at the meeting you will need to bring a legal proxy from your broker or other nominee authorizing you to vote these shares.

If you hold shares through a bank, broker, or other record holder, you may vote your shares by following the instructions they have provided you.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting. In order to do this, you may either:

•        sign and return another proxy bearing a later date before the beginning of the Annual Meeting;

•        provide written notice of the revocation to:

Corporate Secretary
Monaco Coach Corporation
91320 Coburg Industrial Way
Coburg, Oregon 97408

              prior to the time we take the vote at the Annual Meeting; or

•        attend the Annual Meeting and request that your proxy be revoked (attendance at the meeting will not by itself revoke a previously granted proxy).

Solicitation of Votes

We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by our directors, officers or employees. No additional compensation will be paid to such persons for such services.

Quorum Requirements

A quorum is necessary to hold a valid meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock, whether in person or by proxy, issued and outstanding on the record date. Abstentions and broker non-votes are counted as present for establishing a quorum for the transaction of business at the Annual Meeting, but neither will be counted as votes cast. A “broker non-vote” occurs when a broker votes on some matters on the proxy card but not on others because the broker does not have authority to do so.

Votes Required for Each Proposal

The vote required for the proposals to be considered at the Annual Meeting is as follows:

Proposal One—Election of Directors.   The five (5) director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote either “for” or “withhold” your vote for the director nominees.

Proposal Two—Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.   Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2007 will require the affirmative vote of a majority of the shares present, represented and voting at the Annual Meeting. You may vote “for,” “against,” or “abstain” from voting on the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Abstentions and Broker Non-Votes

A properly executed proxy marked “abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. If you hold Common Stock through a broker and you have not given voting instructions to the broker, the broker may be prevented from voting shares on non-routine matters, resulting in a “broker non-vote.”  Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted in the tabulation of the voting results with respect to a particular proposal.

Stockholder Proposals for 2008 Annual Meeting of Stockholders

As a stockholder you may be entitled to present proposals for action at a forthcoming stockholder meeting. Pursuant to the rules of the Securities and Exchange Commission and our bylaws, stockholder proposals that stockholders intend to present at our 2008 Annual Meeting of Stockholders and desire to have included in our proxy materials relating to such meeting must be received by us no later than December 8, 2007, which is 120 calendar days prior to the anniversary of this year’s proxy statement mailing date, and must be in compliance with applicable laws and regulations (including the regulations of the Securities and Exchange Commission under Rule 14a-8). If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of a proposal in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Proposals should be addressed to:

Corporate Secretary
Monaco Coach Corporation
91320 Coburg Industrial Way
Coburg, Oregon 97408

For stockholder proposals not included in our proxy materials (in accordance with Rule 14a-8) but which stockholders intend to present at our 2008 Annual Meeting of Stockholders, our bylaws provide that the stockholder must have given timely notice thereof in writing to the Secretary of the Company not less than 120 calendar days prior to the anniversary of the date on which we first mailed our proxy materials for our immediately preceding annual meeting of stockholders (as specified in the proxy materials for our immediately preceding annual meeting of stockholders), which for the 2008 Annual Meeting of Stockholders will be December 8, 2007. However, in the event that the annual meeting is called for a date that is not within thirty days of the anniversary of the date on which the immediately preceding annual meeting of stockholders was called, to be timely, notice by the stockholder must be received a reasonable time before the solicitation is made. A stockholder’s notice to our Secretary (to the address noted above) must set forth the information required by our bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

Other Matters

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors may recommend.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees to the Board of Directors

Our Board of Directors currently has nine members divided into two classes (Class I and Class II), with the classes serving staggered, two-year terms. Currently there are four directors in Class I and five directors in Class II. The Class II directors are to be elected at the Annual Meeting. Each of the Class I directors will hold office until the 2008 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

On the recommendation of our Governance Committee, the Board has nominated John F. Cogan, Richard E. Colliver, Robert P. Hanafee, Jr., Dennis D. Oklak, and Roger A. Vandenberg for election as Class II Directors. Each nominee is currently a director. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees. In the event that any nominee becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director.

Certain information about each of the nominees for Class II directors is set forth below. The names of, and certain information about, the four current Class I directors with unexpired terms are also set forth below. All information is as of the record date.

Name	Age	Principal Occupation	Director Since
Nominees for Class II Directors:
John F. Cogan	59	Senior Fellow, Hoover Institution; Professor, Stanford University	2005
Richard E. Colliver	67	Executive Vice President, American Honda Motor Co., Inc.	2006
Robert P. Hanafee, Jr.	62	Private Investor	2001
Dennis D. Oklak	53	Chairman and Chief Executive Officer of Duke Realty Corporation	2003
Roger A. Vandenberg	59	President of Cariad Capital, Inc.	1993
Continuing Class I Directors:
Kay L. Toolson	63	Chairman of the Board and Chief Executive Officer	1993
L. Ben Lytle	60	Consultant and Member of Board of Managers / Directors, Healthways, Inc.	2001
Richard A. Rouse	61	Private Investor	1993
Daniel C. Ustian	56	Chairman of the Board, President and Chief Executive Officer of Navistar International Corporation	2003

Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth below during the past five years. Michael P. Snell, an executive officer, is the nephew of Director Toolson. Other than this family relationship, there are no family relationships between any directors or executive officers of Monaco Coach Corporation.

Nominees for Class II Directors whose terms expire in 2007

Mr. Cogan has served as a director since May 2005. Mr. Cogan is currently the Leonard and Shirley Ely Senior Fellow at the Hoover Institution and has been a Professor in the Public Policy Program at Stanford University since 1979. Mr. Cogan also serves as a director of Venture Lending & Leasing Funds I, II, and IV and Gilead Sciences Inc., a biopharmaceutical company. Mr. Cogan has also served on numerous congressional and presidential advisory commissions. He is currently a member of California Governor Arnold Schwarzenegger’s Council of Economic Advisors. Most recently, he also served on President George W. Bush’s Commission to Strengthen Social Security. He has also served as a member of the U.S. Bipartisan Commission on Health Care (The Pepper Commission), the Social Security Notch Commission, the National Academy of Sciences’ Panel on Poverty and Family Assistance, Congressional Budget Office’s Panel of Economic Advisors, the Congressional Policy Advisory Committee, and California Governor Pete Wilson’s Council of Economic Advisors. Committees: Audit

Mr. Colliver has served as a director since August 2006. Mr. Colliver is Executive Vice President of American Honda Motor Co., Inc., heading up both Honda and Acura Automobile Divisions. He joined Honda in 1993 as Senior Vice President of the Honda Automobile Division, and was promoted to Executive Vice President and appointed to the Board of Directors of American Honda Motor Co., Inc. on July 8, 1997. In 1998, Mr. Colliver assumed responsibilities for the Acura Division and on March 1, 2005 he was appointed to the Board of Directors of Honda North America, Inc.  Prior to joining Honda, Mr. Colliver enjoyed a career of more than 20 years with Mazda Motors of America where he rose through the ranks to Group Vice President and General Manager.  His automotive career, which began in 1962, included a variety of sales and marketing positions with General Motors and Chrysler. Committees: Compensation and Governance.

Mr. Hanafee has served as a director since October 2001. Mr. Hanafee served as the President of Gillette North America and he held various positions at Gillette Company, a consumer products company, from 1970 until retirement in 2001, including Vice President of Sales and Marketing of the Paper Mate Divisions, Senior Vice President of the North Atlantic Group, and President of the Stationary Products Group. Committees: Governance and Compensation (Chair).

Mr. Oklak has served as a director since February 2003. Mr. Oklak has been Chairman and Chief Executive Officer since April 2005 and also a Director since April 2004, of Duke Realty Corporation, one of the largest real estate investment trusts in the United States. From 1986 through April 2005, Mr. Oklak served in various other positions with Duke Realty Corporation, including President, Chief Operating Officer, Co-Chief Operating Officer, Executive Vice President and Chief Administrative Officer and Senior Vice President and Treasurer. Prior to joining Duke Realty Corporation, Mr. Oklak was with Deloitte & Touche, a public accounting firm. Committees: Audit (Chair).

Mr. Vandenberg has served as a director since March 1993. He currently serves as the President of Cariad Capital, Inc., a private equity investment business, which he founded in 1992. Mr. Vandenberg also serves as a director of Wellman, Inc., a polyester fiber manufacturer. From 1986 to December 2002, Mr. Vandenberg served as a Managing Director of Narragansett Capital, Inc., a private investment firm, as general partner of Narragansett Capital Partners -A and -B, L.P., related venture capital funds, and as a general partner of Narragansett First Fund, a venture capital fund. From May 1999 to March 2000, Mr. Vandenberg served as President of EFD, Inc., a manufacturer and seller of fluid dispensing and dispensing components. Committees: Audit.

Class I Directors whose terms expire in 2008

Mr. Toolson has served as our Chief Executive Officer and as the Chief Executive Officer of our predecessor company since 1986 and as Chairman since 1993. He also served as President from 1986 to October 2000, except for the periods from October 1995 to January 1997 and August 1998 to September 1999. From 1973 to 1986, Mr. Toolson held executive positions with two other motor coach manufacturers. Mr. Toolson also serves on the Board of Paragon Medical, Inc., an Indiana based medical supply company.

Mr. Lytle has served as a director since October 2001. He is currently an independent consultant. From 2004 to December 2006, Mr. Lytle served as the Chairman and Chief Executive Officer of AXIA Health Management, LLC until it was acquired by Healthways, Inc., at which time Mr. Lytle retired from Healthways. Mr. Lytle served as Chairman of the Board and a Non-Executive Director of Anthem, Inc. (later Wellpoint, Inc.), one of the nation’s largest health plans, from October 1999 to May 2004, and as a non-executive director from May 2004 to February 2006. Mr. Lytle served as Chief Executive Officer of Anthem from 1989 through 1999. Before joining Anthem’s predecessor company in 1976, he held positions with LTV Aerospace, an aerospace company, Associates Corp. of North America, a financial services company, and American Fletcher National Bank. Mr. Lytle serves on the boards of Healthways, Inc., a health optimization company,  Duke Realty Corporation, a real estate investment firm, and USI Holdings, Inc., a national insurance brokerage. Mr. Lytle is also an adjunct fellow and member of the Board of Trustees of  the American Enterprise Institute, a public policy research organization. Committees: Governance (Chair) and Compensation.

Mr. Rouse has served as a director since July 1993. He is currently a private investor. From 1991 to 1998, Mr. Rouse served as Chairman of Emergency Road Service, Inc., a privately held nationwide roadside assistance company. From 1978 to 1991, he was President of Trailer Life Enterprises, Inc., a publisher and sponsor of recreational vehicle publications and clubs. Committees: Governance and Compensation.

Mr. Ustian has served as a director since June 2003. Mr. Ustian is currently Chairman of the Board, President and Chief Executive Officer of Navistar International Corporation, a manufacturer of commercial trucks and engines. Prior to his present position at Navistar, he was President and Chief Executive Officer from February 2003, President and Chief Operating Officer from April 2002, and President of the Engine Group of International Truck and Engine Corporation, Navistar’s principal operating subsidiary, from 1999 to 2002. He also served as Group Vice President and General Manager of Engine & Foundry from 1993 to 1999. Committees: Governance and Compensation.

Vote Required

The five nominees receiving the highest number of votes of the shares entitled to be voted shall be elected as directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but these votes have no other legal effect upon election of directors under Delaware law.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED JOHN F. COGAN, RICHARD E. COLLIVER, ROBERT P. HANAFEE, JR., DENNIS D. OKLAK, AND ROGER A. VANDENBERG AS ITS NOMINEES AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THESE NOMINEES AS CLASS II DIRECTORS.

CORPORATE GOVERNANCE

Board of Directors and Committee Meetings

Our Board of Directors (“Board”) held four meetings during 2006.  Each of our directors attended 90% or more of the meetings of the Board and the committees on which he served in 2006, including Mr. Colliver from the date he joined the Board in August 2006. Our directors are expected, absent exceptional circumstances, to attend all Board meetings and meetings of committees on which they serve, and are also expected to attend our Annual Meeting of Stockholders. All directors then in office attended the 2006 Annual Meeting of Stockholders.

Our Board has summarized its corporate governance practices in the Monaco Coach Corporation Corporate Governance Guidelines, a copy of which is available on our Investor Relations website at http://www.monaco-online.com/ir. The Board currently has three committees: an Audit Committee, a Compensation Committee and a Governance Committee. Each committee has a written charter approved by the Board outlining the principal responsibilities of the committee. These charters are available on our Investor Relations website or in print by contacting Investor Relations at our principal executive offices.

Audit Committee

The purpose of our Audit Committee is to oversee our accounting and financial reporting processes and audits of our financial statements and internal control over financial reporting. Our Audit Committee also assists the Board in the oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of our internal audit function and our independent auditors. In addition, the Audit Committee’s duties and responsibilities include reviewing and pre-approving any audit and non-audit services, reviewing, approving and monitoring our Code of Ethics for Executive Officers and establishing procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters. The report of the Audit Committee for fiscal 2006 is included in this proxy statement.

The Audit Committee currently consists of Directors Cogan, Oklak and Vandenberg and held 10 meetings during 2006. None of the Audit Committee members is an employee of Monaco Coach Corporation and all of them are independent within the meaning of the rules of the SEC and the listing standards of the NYSE. Mr. Oklak serves as the Chair of the Audit Committee. The Board has designated Mr. Oklak as an “audit committee financial expert” within the meaning of the rules of the SEC, and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Compensation Committee

The purpose of our Compensation Committee is to determine salaries, incentives and other forms of compensation for executive officers and other employees, to administer our various incentive compensation and benefit plans, and to provide oversight and guidance to management regarding general compensation goals and guidelines. The report of the Compensation Committee for fiscal 2006 is included in this proxy statement. The Compensation Committee currently consists of Directors Colliver, Hanafee, Lytle, Rouse and Ustian and held five meetings during the last fiscal year. Mr. Ustian served as the Chair of the Compensation Committee between February 2006 and February 2007, when Mr. Hanafee was appointed Chair. Each member of the Compensation Committee is independent within the meaning of the listing standards of the NYSE.

Governance Committee

The purpose of our Governance Committee is to identify, evaluate and recommend nominees for the Board, evaluate the composition, organization and governance of the Board and its committees and develop and recommend to the Board appropriate corporate governance principles and policies. The Governance Committee also supervises the Board’s annual review of director independence and the performance self-assessments of the Board and each of the committees. The Governance Committee currently consists of Directors Colliver, Hanafee, Lytle, Rouse and Ustian and held three meetings during the last fiscal year. Mr. Lytle serves as the Chair of the Governance Committee. Each member of the Governance Committee is independent within the meaning of the listing standards of the NYSE.

Stockholder Communications to Directors

Stockholders or interested parties may communicate directly with our non-management directors by sending a letter addressed to:

Corporate Secretary
Monaco Coach Corporation
606 Nelson’s Parkway
Wakarusa, Indiana 46573

Richard Bond, our Senior Vice President, Chief Administrative Officer and Corporate Secretary will ensure that a summary of all communications received is provided to the Board of Directors at its regularly scheduled meetings. Where the nature of a communication warrants, Mr. Bond may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or a non-management director, management or independent advisors, as Mr. Bond considers appropriate. Mr. Bond may decide, in the exercise of his judgment, whether a response to any stockholder or interested party communication is necessary.

Policy for Director Recommendations and Nominations

The Governance Committee considers candidates for Board membership suggested by Board members, management and our stockholders. The policy of the Governance Committee is to consider recommendations for candidates to the Board from any stockholder holding, as of the date the recommendation is submitted, not less than one percent (1%) of the then outstanding shares of our Common Stock continuously for at least twelve (12) months prior to such date. The Governance Committee will consider a director candidate recommended by our stockholders in the same manner as a nominee recommended by a Board member, management or other sources.

In addition, a stockholder may nominate a person directly for election to the Board at an annual meeting of stockholders provided the stockholder meets the requirements set forth in our Bylaws.

Where the Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Governance Committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Governance Committee, the Board or management. In its evaluation of director candidates, including the members of the Board eligible for re-election, the Governance Committee considers a number of factors, including:

•       The current size and composition of the Board and the needs of the Board and the respective committees of the Board

•       Such factors as judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service, and potential conflicts of interest

The Governance Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

•       The highest personal and professional ethics and integrity

•       Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment

•       Skills that are complementary to those of the existing Board members

•       The ability to assist and support management and make significant contributions to the success of Monaco Coach Corporation

•       An understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities

•       A willingness of the prospective nominee to meet the minimum equity interest holding guideline set out in our Corporate Governance Guidelines

After completing its evaluation, the Governance Committee makes a recommendation to the full Board as to the persons who should be nominated to the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee.

Director Independence

In November 2003, the Board adopted Standards of Independence for the Board of Directors (the “Independence Standards”). These guidelines for determining director independence are intended to be consistent with the NYSE’s director independence standards and are available on our Investor Relations website at http://www.monaco-online.com/ir. The Independence Standards include certain relationships that will preclude a finding of independence and further require the Board to affirmatively determine whether any director has a relationship with the Company that would preclude a finding of independence. Consistent with the Independence Standards, in February 2007 the Board reviewed the independence of our non-employee directors and considered whether any director had any relationship with Monaco Coach Corporation or management that would compromise his ability to exercise independent judgment in carrying out his responsibilities. Based on this review, the Board has affirmatively determined that directors John F. Cogan, Richard E. Colliver, Robert P. Hanafee, Jr., L. Ben Lytle, Dennis D. Oklak, Richard A. Rouse, Daniel C. Ustian and Roger A. Vandenberg are independent directors for purposes of their service on our Board and, as the case may be, on the Audit, Compensation and Governance Committees.

In connection with its review, the Board identified and evaluated relationships between two of the directors, Richard A. Rouse and Daniel C. Ustian, and Monaco Coach Corporation. No other non-employee directors were found to have any direct or indirect relationships with Monaco Coach Corporation other than in connection with their services as directors.

Mr.  Ustian is the Chairman, President and Chief Executive Officer of Navistar International Corporation. Navistar International Corporation is a holding company whose wholly-owned subsidiaries produce International® brand commercial trucks, MaxxForce brand diesel engines, IC brand school buses, and Workhorse brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine parts and service. There are two commercial relationships between Monaco Coach Corporation and units of Navistar’s consolidated corporate structure, both of which were evaluated by the Board in terms of their potential effect on Mr. Ustian’s independence. In the first relationship, Navistar’s indirect operating subsidiary, Workhorse Custom Chassis, LLC (“Workhorse”), sells gasoline-powered chassis for motor homes to Monaco. For 2006, Monaco’s purchases under this supply relationship amounted to $8.67 million, representing less than 1% of Monaco’s cost of sales and, based on Navistar’s last publicly issued financial statements, less than 1% of Navistar’s total annual revenues.

In addition to the supply relationship, in February 2007 Monaco Coach Corporation and International Truck and Engine Corporation (“ITEC”), the principal operating subsidiary of Navistar, formed a joint venture company, Custom Chassis Products, LLC. Monaco owns 49% of the joint venture and ITEC owns

51%. The governing board of the joint venture will consist of three members from ITEC, none of whom will be Mr. Ustian, and two members from Monaco. Monaco and Workhorse will be the joint venture’s only customers. Monaco has the right to terminate the joint venture (after completion of a dispute resolution process) if its board representatives voted against certain matters and such matters were nonetheless approved by the board of the joint venture. No action of the joint venture board can be implemented by the joint venture if the Monaco representatives vote against such action. The joint venture will be Workhorse’s exclusive manufacturer and supplier of all production requirements for its current and future portfolio of rear diesel engine recreational vehicle and low-floor bus stripped chassis products. In addition, the joint venture will be Monaco’s exclusive manufacturer and supplier of all production requirements for all of its current and future rear engine diesel stripped chassis products. A five-year pro forma revenue forecast for the joint venture estimates that annual revenues from the joint venture would comprise less than 0.4% of Navistar’s revenues based on Navistar’s last publicly issued financial statements.

After analyzing the supply relationship and the joint venture, and examining Mr. Ustian’s relationship to these transactions through his positions at Navistar, including the fact that his equity holdings in Navistar are less than 0.01% of Navistar’s outstanding common stock and the nature of his salary and bonus arrangement with Navistar, and otherwise considering the relationships as a whole, in light of all circumstances, the Board determined that these affiliations do not violate any Monaco Coach Corporation or NYSE director independence standard and are not material to Mr. Ustian’s ability to exercise independent judgment in carrying out his duties and responsibilities as a director of Monaco and member of its Governance and Compensation Committees.

The Board also considered the fact that Richard A. Rouse provides occasional consulting services to Monaco without compensation but does participate in Monaco’s self-funded health care plans. Monaco paid $6,151 in the equivalent of health care premiums for him in 2006. The Board likewise determined that this relationship did not violate any Monaco Coach Corporation or NYSE director independence standard and is not material to Mr. Rouse’s ability to exercise independent judgment in carrying out his duties and responsibilities as a director of Monaco Coach Corporation and member of its Governance and Compensation Committees.

Code of Business Conduct and Code of Ethics for Officers

Our Board has adopted a Code of Business Conduct that is applicable to all of our employees, officers and directors. Our Code of Business Conduct is intended to ensure our employees act in accordance with high ethical standards based on respect for the dignity of each individual and a commitment to honesty and fairness. In addition, we have in place a Code of Ethics for Executive Officers that applies to our Chief Executive Officer, our Chief Financial Officer and certain other officers and this code is intended to deter wrongdoing and promote ethical conduct among our executives and to ensure all of our public disclosure is full, fair and accurate. Both the Code of Business Conduct and the Code of Ethics for Executive Officers are available on our Investor Relations website at http://www.monaco-online.com/ir. If necessary, we intend to post amendments to, or waivers from, these Codes for our executive officers and directors on our website.

Lead Director

In October 2002, the Board created the position of Lead Director (formerly Presiding Director). The primary responsibility of the Lead Director is to preside over executive sessions of the Board in which management and management directors do not participate, to work with the Chairman of the Board and the committee chairs in establishing the agendas for board and committee meetings and to perform such other duties as the Board may from time to time delegate to him in order to help it fulfill its responsibilities. Robert P. Hanafee, Jr. serves as our Lead Director.

DIRECTOR COMPENSATION

Annual Retainer

Each of our non-employee directors receives an annual retainer of $50,000 for service on the Board and any committee of the Board. No separate fees are paid for committee service or on a per-meeting basis. Directors are also reimbursed for certain expenses in connection with attendance at Board and committee meetings. In addition, non-employee directors may elect, prior to each new fiscal year, to receive a minimum of 10% up to a maximum of 50% of their annual retainer in the form of Common Stock or fully-vested restricted stock or restricted stock units.

Equity Compensation

Prior to 2006, each non-employee director participated in our 1993 Director Stock Plan. Under the terms of that plan, each eligible non-employee director was automatically granted an option to purchase 8,000 shares of Common Stock on the date on which the individual joined the Board with 20% vesting each year for five years. Subsequently, each non-employee director was automatically granted an additional option on an annual basis to purchase 4,000 shares of Common Stock with cliff vesting after five years. In 2006, we discontinued making grants under our 1993 Director Stock Plan and non-employee directors instead became eligible to receive equity awards under our 1993 Stock Plan. On August 15, 2006, directors Cogan, Hanafee, Lytle, Oklak, Rouse, Ustian and Vandenberg were each granted 3,000 restricted stock units under our 1993 Stock Plan. Also in August 2006, the Compensation Committee approved a policy for 2006 and 2007 to award new members of the Board 4,000 restricted stock units when they join the Board. Accordingly, when he joined the Board in late August 2006, Mr. Colliver was awarded 4,000 restricted stock units. The restricted stock unit grants described above cliff vest three years from the date of grant. Vesting will be accelerated in the event of death, disability or retirement and upon a change of control of Monaco.

The following table sets forth information concerning compensation paid or accrued for services rendered to the Company in all capacities by the non-employee members of the Board for the fiscal year ended December 30, 2006.

Director Compensation Summary
For the Fiscal Year 2006

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(7)	Option Awards ($)(2)(7)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Richard E. Colliver	17,308		4,774	—	—	—	480	(3)	22,562
John F. Cogan	50,000	(4)	3,949	8,041	—	—	360	(5)	62,350
Robert P. Hanafee, Jr	50,000	(4)	31,590	15,169	—	—	360	(5)	97,119
L. Ben Lytle	50,000	(4)	5,570	6,599	—	—	360	(5)	62,529
Dennis D. Oklak	50,000	(4)	3,949	12,456	—	—	360	(5)	66,765
Richard A. Rouse	50,000		9,660	13,035	—	—	6,511	(6)	79,206
Daniel C. Ustian	50,000	(4)	3,949	3,961	—	—	360	(5)	58,270
Roger A. Vandenberg	50,000		4,439	9,195	—	—	360	(5)	63,994

(1)           Stock awards consist of restricted stock units. The amounts shown do not reflect compensation actually received by the non-employee directors listed herein. Rather, these amounts are the compensation costs recognized by Monaco in 2006 for stock awards as determined pursuant to FAS 123R. Director Colliver received 4,000 restricted stock units on August 24, 2006 valued at $40,880. Directors Cogan, Hanafee, Lytle, Oklak, Rouse, Ustian and Vandenberg each received 3,000 restricted stock units on August 15, 2006 valued at $31,590. The assumptions used to calculate the value of stock awards are set forth in Note 16 of the Notes to Consolidated Financial Statements included in Monaco’s Annual Report on Form 10-K for 2006.

(2)           The amounts shown do not reflect compensation actually received. Instead, the amounts shown are the compensation costs recognized by Monaco in 2006 for stock option awards determined pursuant to FAS 123R. Directors Rouse and Vandenberg received grants of 3,500 options on September 30, 2001 valued at $24,122. Director Oklak received a grant of 8,000 options on February 11, 2003 valued at $42,216. Director Cogan received a grant of 8,000 options on May 18, 2005 valued at $40,336. Directors Hanafee, Lytle, Oklak, Rouse, Ustian and Vandenberg received grants of 4,000 options on September 30, 2005 valued at $19,868. No stock options were granted in 2006. The assumptions used to calculate the value of option awards are set forth in Note 16 of the Notes to Consolidated Financial Statements included in Monaco’s Annual Report on Form 10-K for 2006.

(3)           This amount represents dividend equivalent rights on 4,000 RSUs awarded on August 24, 2006.

(4)           Under the 1993 Stock Plan, the Directors can elect to receive a portion of their annual retainer in stock. This amount includes $25,013 of director fees and 1,960 shares of Monaco Coach Corporation stock received in lieu of their cash retainer.

(5)           This amount represents dividend equivalent rights on 3,000 RSUs awarded on August 15, 2006.

(6)           This amount represents $360 dividend equivalent rights on 3,000 RSUs awarded on August 15, 2006 and $6,151 medical and dental insurance premium equivalents from the Company.

(7)           The following table shows the aggregate number of stock and option awards held by each non-employee director as of December 30, 2006.

Name	Stock Awards (#)	Option Awards (#)
Richard. E. Colliver	4,000	—
John F. Cogan	3,000	8,000
Robert P. Hanafee, Jr	3,000	18,700
L. Ben Lytle	3,000	23,500
Dennis D. Oklak	3,000	20,000
Richard A. Rouse	3,000	36,100
Daniel C. Ustian	3,000	16,000
Roger A. Vandenberg	3,000	24,250

PROPOSAL TWO—RATIFICATION OF
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 29, 2007, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting.

Fees to PricewaterhouseCoopers LLP for Fiscal Years 2006 and 2005

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for fiscal years 2006 and 2005 and fees billed for audit-related services and all other services rendered by PricewaterhouseCoopers LLP for these periods:

	2006	2005
Audit-fees(1)	$960,680	$737,567
Audit-related fees(2)	23,800	30,525
All other fees(3)	47,462	19,332
Total Fees:	$1,031,942	$787,424

(1)          Audit fees—These are fees for professional services performed by PricewaterhouseCoopers LLP in auditing our annual financial statements, reviewing our quarterly financial statements and auditing management’s assessment of the effectiveness of our internal control over financial reporting. These fees also include services that are normally provided in connection with statutory and regulatory filings or engagements. The increase in audit fees from 2005 to 2006 was primarily related to the inclusion of R-Vision operations for the full fiscal year as well as additional audit work related to the partial implementation of an enterprise resource planning (ERP) system and implementation of Financial Accounting Standard No. 123R.

(2)          Audit-related fees—These are fees for the assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements. For 2006 and 2005, these fees consisted primarily of employee benefit plan audits.

(3)          All other fees—These are fees for permissible services performed by PricewaterhouseCoopers LLP that do not fall within the above categories. For 2006, these fees consisted of consultation regarding responding to an SEC comment letter. For 2005, these services consisted of consultation regarding compliance with the North American Free Trade Agreement, responding to an SEC comment letter and research under SFAS 123R.

All services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s current practice is to consider and approve in advance all proposed audit and non-audit services to be provided by our independent auditors.

Vote Required

The affirmative vote of a majority of the shares of our Common Stock present or represented and voting at the Annual Meeting will be required to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 29, 2007.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Monaco Coach Corporation specifically incorporates it by reference into such filing.

The following is the Audit Committee’s report submitted to the Board of Directors for the fiscal year ended December 30, 2006.

The Audit Committee of the Board of Directors has:

•       reviewed and discussed Monaco Coach Corporation (the “Company”) audited financial statements for the fiscal year ended December 30, 2006 with the Company’s management

•       reviewed and discussed with the Company’s management the process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002

•       discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for fiscal 2006, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380)

•       reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence from the Company

•       considered whether the provision of non-audit services as noted under Proposal Two is compatible with maintaining the independence of PricewaterhouseCoopers LLP and has determined that such provision of non-audit services is compatible.

Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

AUDIT COMMITTEE
Dennis D. Oklak, Chair
Roger A. Vandenberg
John F. Cogan

REPORT OF THE COMPENSATION COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Robert P. Hanafee, Jr., Chair
Richard E. Colliver
L. Ben Lytle
Richard A. Rouse
Daniel C. Ustian

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, the Compensation Committee of the Board of Directors included Directors Colliver, Hanafee, Lytle, Rouse and Ustian. None of the members of the Compensation Committee who served on the Compensation Committee in fiscal 2006, or who presently serves on the Compensation Committee, has interlocking relationships as defined by the Securities and Exchange Commission or had any relationships requiring disclosure by the Company under the Securities and Exchange Commission’s rules requiring disclosure of certain relationships and transactions with related persons.

COMPENSATION DISCUSSION AND ANALYSIS
And
EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The primary objectives of our executive compensation and benefit program are to:

•       Align the interests of our executive team and our stockholders by providing rewards for superior performance and direct consequences for sub-par performance;

•       Deliver a significant portion of the overall reward program through equity-based compensation, as our Compensation Committee believes this promotes long-term strategic focus and goal accomplishment;

•       Tie both short-term and long-term rewards to pre-established financial measures of the business that are linked with individual performance objectives;

•       Provide a compensation package that, in terms of overall rewards, is market-based, competitive with our peers and promotes the retention of critical talent; and

•       Motivate exceptional performance by providing a package of rewards that allows the executives’ pay to exceed the market median when superior business performance results are achieved.

To achieve these objectives we have developed and implemented a multi-tiered executive compensation program consisting of executive base pay, cash bonuses that may be earned under our Annual Incentive Plan and longer-term performance-based equity awards under our Long-Term Incentive Plan. Total compensation combining all three components is targeted at the midpoint of the market. For our executives to realize their entire package of compensation-related benefits, Monaco must meet or exceed challenging performance goals.

Equity-based awards are a major component of our executive pay program. A significant portion of these are earned only if pre-established performance goals are attained.

Compensation Committee

The primary goals of our Compensation Committee are to align the interests of our executive officers with those of our stockholders by providing rewards that allow us to attract and retain key talent, that motivate superior performance, that are directly related to our financial results, and that permit our executives to benefit from increases in the value of our Common Stock.

Our Compensation Committee approves, administers and interprets our executive compensation and benefit programs and policies, including our 1993 Stock Plan. Our Compensation Committee is appointed by our Board, and consists of directors whom we believe are independent for purposes of the rules of the New York Stock Exchange, are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and are “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. Our Compensation Committee is currently comprised of Richard E. Colliver, Robert P. Hanafee, Jr., L. Ben Lytle, Richard A. Rouse and Daniel C. Ustian, and is chaired by Mr. Hanafee.

Our Compensation Committee is responsible for reviewing and ensuring the integrity of our compensation program design, salary levels, incentive compensation and benefit plans for our Chief Executive Officer and for our other executive officers, including the officers listed in the Summary Compensation Table whom we refer to as our “Named Executive Officers.” In the case of the Chief Executive Officer, the recommendations of our Compensation Committee are reviewed and approved by our Board. With respect to other executive officers, our Compensation Committee reviews the recommendations for such individuals presented by the Chief Executive Officer and approves or modifies the compensation packages for such individuals.

Our Compensation Committee has the authority to, and actively uses, the services of compensation consultants to carry out their duties. The Compensation Committee, to remain current with regulatory changes and market best-practices, receives periodic briefings from its outside compensation consultant, outside legal counsel and our Vice President of Human Resources.

Compensation Consultant

In 2005, our Compensation Committee retained Towers Perrin, a nationally-recognized human resources consulting firm, to act as its independent compensation consultant. Towers Perrin is responsible for assisting our Compensation Committee in the evaluation of competitive market changes for executive pay and providing recommendations regarding the adjustments for base pay, annual incentive pay and long-term incentive compensation targets. This includes the evaluation and recommendation of plan design, pay rate and target changes based on competitive market factors. Additionally, Towers Perrin assists with the annual evaluation of our performance against those companies that our Compensation Committee has selected as members of our peer group for purposes of determining payouts under certain components of our Long-Term Incentive Plan.

Executive Role in Establishing Compensation

Our Chief Executive Officer is responsible for reviewing the performance of our senior executives, including our Named Executive Officers, and making compensation recommendations to our Compensation Committee for those executives. Our Compensation Committee reviews the recommendations presented by our Chief Executive Officer and approves or modifies the compensation packages for such individuals. Additionally, our Chief Executive Officer may make base pay adjustments and allocate awards to lower-tier executives without specific discussion with our Compensation Committee within the established framework of our executive compensation pay program. Our Chief Executive Officer participates in the meetings of the Compensation Committee, but the Committee meets in private when it discusses his compensation or when it otherwise deems it necessary to do so.

Our Vice President of Human Resources also participates in Compensation Committee meetings. He is responsible for working with the compensation consultant in the design and management of all facets of the executive compensation program and reports to the Compensation Committee in this role. He is also responsible for the implementation and the day-to-day management of the executive compensation program. He may serve as secretary of the meetings and is responsible for ensuring that written minutes of the meetings are prepared.

Benchmarking

Our executive compensation program is based on a market-based compensation philosophy targeting the midpoint (50th percentile) of the market for comparable positions in similarly-sized organizations. Our Compensation Committee and executive management believe that the midpoint of the market is the appropriate target point for compensation. With respect to the Long-Term Incentive Plan component of our pay plan, our Compensation Committee believes that the performance of the corporation should attain the 60th percentile of our peer group for our executives to achieve target award levels.

Our compensation evaluation process utilizes a two-tier approach for benchmarking our executive compensation. The first benchmark consists of a larger group of companies with revenue levels similar to ours in a broader industrial group. To further validate market compensation data and to assure the fairness and equity of our rewards program, we also use a secondary reference consisting of a comparator group of

19 related peer companies. These are used to evaluate and compare Monaco’s compensation program design, compensation rates, performance and stockholder value creation objectives.

A significant portion of the recreational vehicle industry is comprised of privately held smaller manufacturers, which makes it somewhat difficult to obtain salary data. There are currently five “direct competitor” companies in the peer comparator group. Our Compensation Committee and Towers Perrin felt that this would be too small a group to provide a meaningful and valid comparison and therefore also included similar-sized companies in the truck and heavy equipment manufacturing and related transport manufacturing industries.

The following 19 companies currently comprise the comparator group:

Direct Competitors	Related Manufacturing/Transport
Coachmen Industries, Inc.	Artic Cat, Inc.
Fleetwood Enterprises	Champion Enterprises, Inc.
National RV Holdings, Inc.	Baldor Electric
Thor Industries, Inc.	Cummins, Inc.
Winnebago Industries	Harley-Davidson, Inc.
Parker Hannifin Corporation
Truck and Heavy Transport Manufacturing	Polaris
Dover Corporation	Regal-Beloit Corporation
Greenbrier Companies	Spartan Motors
Oshkosh Truck Corporation
Paccar, Inc.
Trinity Industries

Activities of the Compensation Committee in 2006

In 2006, our Compensation Committee met on five occasions. These meetings were attended by our Chief Executive Officer and our Vice President of Human Resources. A representative of Towers Perrin participated in two of these meetings.

Our Compensation Committee took action on a number of significant issues in 2006:

•       In February 2006, the Compensation Committee approved our Long-Term Incentive Plan contingent on stockholder approval, which was obtained in May 2006. This was the final component of the executive compensation program changes that our Compensation Committee began to consider in late 2004, when it undertook a study of the competitiveness of our executive pay program and sought to determine how current pay practices related to stockholder value creation. Towers Perrin, which assisted our Compensation Committee with the study, was asked to review the current executive pay structure, provide benchmark data, review market best practices, provide recommendations and ultimately assist with any changes that might be made.

In the initial 2004 study, Towers Perrin determined the following:

•        Our executive base salaries were generally positioned well below market competitive levels for similar positions;

•        Total cash compensation for our executives was highly leveraged, that is, base pay was below market rates but was offset by the potential to earn significant annual cash bonuses; and

•        Long-term incentives were significantly below competitive market levels and were delivered through stock option grants with vesting based only on continued service.

Additionally, Towers Perrin observed that our business, as well as the broader industry, had evolved significantly over the last several years.

Based on Towers Perrin’s analyses and recommendations, and input provided by our management, our Compensation Committee implemented changes to our executive base pay structure and our Annual Incentive Plan, but determined that more information was needed before making changes to the Long-Term Incentive Plan. Our Compensation Committee commissioned Towers Perrin, with input from executive management, to develop a recommendation for a Long-Term Incentive Plan to be implemented in 2006.

Based largely on the recommendations of Towers Perrin, our Compensation Committee adopted a new Long-Term Incentive Plan in February 2006. This program, which combines performance share awards and restricted stock units in lieu of stock options, generally brought overall pay and total executive compensation in line with the market for similar positions and further aligned executive pay with business performance and stockholder value creation.

•       Reviewed our results of operations for 2005 and determined that the performance targets for our Annual Incentive Plan had not been met and that no bonuses would be paid to executives with respect to 2005.

•       Established and approved target measures for the 2006 Annual Incentive Plan and for the performance share award component of our Long-Term Incentive Plan.

•       Reviewed and approved base pay changes and made award grants pursuant to the Long-Term Incentive Plan. The Committee considered pay adjustments based on individual performance and market pay movement for similar positions, using the midpoint of the market.

•       Reviewed and approved grants of restricted stock units to the non-employee members of our Board of Directors.

In addition to the five general meetings, the Committee also met in executive session to review the market pay changes for our Chief Executive Officer.

Compensation Program Design

Our executive compensation program is designed to be a market-based program that allows us to attract, motivate and retain key talent. For the past two years, the recreational vehicle industry has been challenged with soft market conditions and robust competition. In part because of the changes that we made to our executive compensation program in 2005, we believe that Monaco has been able to retain the majority of its key executive talent. This has been a critical element in the Company’s success during these challenging times.

Elements of Compensation

Our executive compensation program consists of three principal elements: base cash compensation, annual bonus cash compensation under our Annual Incentive Plan and long-term equity awards under our Long-Term Incentive Plan. In 2006, our Chief Executive Officer and President had approximately 70% of their total potential pay based upon the attainment of established performance objectives. Pay packages for our other Named Executive Officers are directly related to the achievement of business results. Approximately 40% of their total potential compensation is delivered in the form of variable, performance-based awards. The actual mix or percentage of each element of the total pay package for each position has been determined based on market criteria. The market midpoint is the target for total compensation.

Our Management and our Compensation Committee believes that the mix of the three elements creates the correct tension and balance between several competing objectives: short-term versus long-term results; individual performance versus team performance; and short-term pay (cash) versus long-term rewards (equity).

We compete for talent both within and outside the recreational vehicle industry. Many of our key executives, including our Named Executive Officers, possess skills and experience that are readily transferable to other industries. The challenge in the design and administration of our executive pay program is to maintain an internally equitable pay program while recognizing market forces. Our experience has shown that we have been successful in this effort, in part, through our pay program design.

Market pay and program design is benchmarked on an annual basis. We use several survey data sources and, through our Compensation Committee, employ the services of an outside compensation consultant to assist with the market analysis process. Individual contribution to the overall organizational performance is a key factor that is considered with respect to actual payment for each of the three elements of the executive pay program—base pay, annual incentive pay and long-term incentive pay.

Base Pay

•       We have established a base salary structure that utilizes relatively broad pay bands. The midpoint of the pay band is the 50th percentile of the market for similar jobs.

•       Positions are grouped based on their levels of responsibility using market-based salary data and an internal review of relative responsibility.

•       The pay policy does not allow an employee to exceed the maximum of the pay range. An employee’s base pay may be established anywhere within the pay range, based upon performance, experience and service.

•       Salaries are reviewed on an annual basis utilizing market data. Pay adjustments are considered based on market pay changes, individual performance and where the individual currently falls within the pay range.

In the first quarter of 2006, we adjusted the base salaries of our Named Executive Officers to bring them in line with current market pay. Excluding our Chief Executive Officer, Mr. Toolson, the average base salaries of our Named Executive Officers was increased by 3.5%. Additionally, Mr. Nepute, President and Mr. Daley, Chief Financial Officer received an additional market equity adjustment in order to move them closer to the market midpoint for their respective positions. Mr. Toolson received a base salary adjustment of approximately 5.9% placing him slightly above the market midpoint for similar officers. In making Mr. Toolson’s salary adjustment, the Committee considered Mr. Toolson’s central role and many years of leadership service to the corporation.

Annual Incentive Plan

•       We have established annual cash bonus pay targets for our executive officers, expressed as a percent of base salaries for each pay grade using the same criteria we use for base pay—midpoint of the market salary data. The annual cash bonus targets for our Named Executive Officers’ range from 45% at the lower end to 100% of base salary for Mr. Toolson. As explained below, no cash bonus was paid to the Named Executive Officers for 2006.

•       The “performance period” for purposes of the Annual Incentive Plan begins on the first day of each fiscal year and ends on the last day of the same fiscal year.

•       The primary indicator we have used to measure our performance for purposes of cash bonus payments is our consolidated earnings before interest, taxes, depreciation and amortization (known as “EBITDA”). EBITDA is defined for purposes of the Plan as earnings before payment of bonuses but after any deduction of stock-based compensation. EBITDA was selected as the primary measure since it best aligns with key measures of Monaco’s business strategy and strongly correlates with stockholder value creation. The target performance measures are established annually by the Committee.

•       Our Compensation Committee met in March 2006 to establish the 2006 Annual Incentive Plan target EBITDA measure. In setting this target, consideration was given to the economic outlook for our company and our industry, industry performance forecasts for unit shipping, historical performance measures and our current budget and forecasts. In 2006, we did not achieve the threshold EBITDA target, which resulted in our Named Executive Officers not receiving any cash bonus payments under our Annual Incentive Plan for 2006.

•       In addition to the EBITDA target, a threshold level of Return on Equity must be attained before any bonus can be paid under our Annual Incentive Plan. We define “Return on Equity” as earnings before interest, tax, depreciation, and amortization divided by beginning stockholders’ equity. Our Compensation Committee established a 6% Return on Equity measure for 2006. Although this threshold was achieved, no bonuses were paid to Named Executive Officers due to Monaco’s failure to meet the threshold EBITDA target.

•       We fully disclose and discuss the performance targets with our Named Executive Officers and all other executives. We publish internal periodic reports, which reflect year-to-date corporate performance, and year-to-date results for the Annual Incentive Plan.

•       Cash bonus payments may range from zero to 200% of the executive’s target amount based on company and individual performance. The chart below shows the scale in greater detail. If the threshold performance measure of 50% is not achieved, the bonus pool is not funded.

Threshold (50% of EBITDA target)	No Bonus
75% of EBITDA target	50% of Target Bonus
Target (100% of EBITDA target)	100% of Target Bonus
125% of EBITDA target	150% of Target
Maximum (150% of EBITDA target)	200% of Target Bonus

Long-Term Incentive Plan

•       We deliver value under our Long-Term Incentive Plan through two primary vehicles—restricted stock units and performance share awards. Restricted stock units and performance share awards were selected because we believe they closely align with stockholder value creation, incorporate clear measures of operating performance and establish retention value for critical executive talent.

•       We establish target award opportunities for each pay grade in the salary structure, providing award opportunities that we believe are competitive with comparable positions in the market place. The annual Long-Term Incentive Plan award targets for our Named Executive Officers range from 60% of base salary at the lower end to 150% for Mr. Toolson.

•       We grant 50% of the annual award in the form of restricted stock units. For our Named Executive Officers other than our Chief Executive Officer and President, the units vest at the rate of 25% annually from the date of grant, subject to the continued employment of the individual. In the case of our Chief Executive Officer and our President, awards vest in full at three years from the date of grant, but only if we achieve at least a specified Return on Equity in the first year of the award, or a specified average Return on Equity over the three-year period. For 2006, the specified Return on Equity was 6%. In 2006, Monaco met the 6% threshold, and, therefore, the restricted stock units granted to our Chief Executive Officer and our President in 2006 have been earned and will be paid in accordance with the vesting schedule.

•       We grant the remaining 50% of the Long-Term Incentive Plan award in the form of performance share awards. These awards vest based upon the achievement of pre-established performance criteria that compare Monaco’s performance against our 19 peer group companies over a three year performance period. If the performance criteria are met, awards are distributed to the participants in the form of shares of our Common Stock.

•       Actual performance share award payouts may range from zero to 200% of the original award grant based on relative peer group performance as measured by our Total Shareholder Return and Return on Net Assets. For payout to occur at target (100%), our relative performance must be at or above the 60th percentile of the peer group. “TSR” and “RONA” measures are each worth 50% of the total award value. The tables below reflect the relationship of company performance to award payouts for each measure.

•       We determine Total Shareholder Return (“TSR”)  by using the daily average stock price during the month preceding the start of the performance period and comparing it to the daily average price for the last month ending the performance period. The results are calculated using the cumulative stock price change and dividends for each of the peer companies as well as for Monaco, thereby establishing our relative ranking. We believe that using Total Shareholder Return as a measure allows us to effectively assess our relative value creation for our stockholders.

•       We define Return on Net Assets (“RONA”)  as net income divided by net assets (total assets minus non-interest bearing current liabilities). Performance is determined by establishing the average annual return on net assets for each year of the performance period. As with “TSR,” the results are calculated for each of the peer companies and our performance is ranked against the peers. A minimum level of Return on Net Assets, which is established by the Compensation Committee for each reward cycle, must be achieved before an award is earned. We believe that using Return on Net Assets as a measure provides an assessment of our efficiency with respect to our use of capital.

Total Shareholder Return

TSR Percentile
Ranking vs. Peers		TSR Payout %
90	th	200%
80	th	150%
70	th	125%
60	th	100%
50	th	75%
40	th	50%
30	th	25%
<30		0%

Return on Net Assets

RONA Percentile
Ranking vs. Peers	RONA Payout %
>90th	200%
80th-89th	150%
70th-79th	125%
60th-69th	100%
50th-59th	75%
40th-49th	50%
30th-39th	25%
<30th	0%

•       We fully disclose and discuss our Total Shareholder Return and Return on Net Asset performance targets with our executives. We publish internal periodic reports reflecting year-to-date corporate performance and the related results of the Long-Term Incentive Plan.

•       For both restricted stock units and the performance share awards, the number of shares awarded is determined by using the closing price of our Common Stock on the date the awards are granted.   The base salary for each Named Executive Officer is multiplied by their respective Long-Term Incentive Plan target percentage. This figure is then divided by the closing stock price, resulting in the target Long-Term Incentive Plan award. The Compensation Committee typically approves these grants at a pre-scheduled meeting in the first quarter of each year.

•       Restricted stock units generally vest subject to a participant’s continued employment with Monaco or one of our affiliated companies.

•       Performance share awards generally are paid subject to a participant’s continued employment with Monaco or one of our affiliated companies through the performance period.

•       In 2006, the Compensation Committee made two- and three-year performance share award grants to our executives with two- and three-year performance cycles running concurrently.

•       The governing plan for these compensation programs is our 1993 Stock Plan. The original plan and subsequent changes have been approved by our stockholders.

Audit and Approval of Awards

Our Chief Financial Officer reviews the calculations we use to determine Monaco’s performance against the pre-established targets for the Annual Incentive Plan and the Long-Term Incentive Plan before awards are settled. The findings are reported to our Compensation Committee and the Committee approves the final payouts. The Compensation Committee, in its sole discretion, may eliminate or reduce an actual award payable to any participant below that which otherwise would be payable.

Personal Benefits and Perquisites

We provide limited perquisites to our Named Executive Officers and other executives. Our philosophy is to minimize the use of executive perquisites and other benefits and focus on performance-based rewards. These individuals receive $120,000 of life insurance coverage in excess of what other salaried employees receive, as well as slightly greater long-term disability benefits. Additionally, the Compensation Committee has approved the Chief Executive Officer’s use of the corporate jet for purposes of limited personal travel. The incremental costs for this usage are included in the Summary Compensation Table. We have traditionally not provided other executive perquisites such as special executive financial planning assistance, tax services, automobile leases, deferred compensation programs or country club memberships.

Our Named Executive Officers also receive the same benefits that we provide other employees. These include traditional benefits such as health care insurance, dental insurance, and vacation. We also provide a 401(K) Plan and vision care insurance. Executives participate in these programs on terms consistent with those offered to all other salaried employees.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan is available generally to all employees, including Named Executive Officers. However, our Chief Executive Officer is currently not eligible since the plan limits participation to employees who own less than 5% of our Common Stock. The plan allows employees to purchase shares of our Common Stock directly from Monaco. An eligible employee may authorize payroll deductions each pay period up to a maximum of 10% of his or her base pay and sales commission. These amounts are accumulated and, at the end of each six-month offering period, applied to the purchase of Common Stock. The purchase price is 15% less than the fair market value on the first or last day of the offering period, whichever is lower.

Employment Agreements

We currently do not have employment agreements or change-of-control agreements with our executive officers. However, the Annual Incentive Plan and Long-Term Incentive Plan contain special provisions for vesting and payment in the event of a change of control.

Post-Termination Compensation

Retirement

All employees, including executives, are eligible to retire on or after age 62 if the individual has at least five years of service on the date of retirement. We do not have a defined benefit retirement plan and the impact of retirement is limited to a few specific plans as outlined below:

•       Annual Incentive Plan—In the event a participant in this program retires, the participant is entitled to receive a pro-rated amount of the cash bonus that would have been earned during the performance period had the employee remained an employee.

•       Long-Term Incentive Plan—Performance Share Awards - In the event a holder of a performance share award retires, the holder is entitled to receive 100% of the award that would otherwise have been earned had he or she remained employed through the end of the performance period.

•       Long-Term Incentive Plan—Restricted Stock Units - In the event a holder of restricted stock units retires, 100% of the participant’s restricted stock units will vest. For Messrs. Toolson and Nepute, restricted stock units will be earned if the minimum Return on Equity target is achieved following retirement.

•       Stock Options—In the event a participant retires, all of the participant’s stock options become fully vested and exercisable for grants made after May 17, 2002. Options must be exercised within 12 months of the date of retirement.

•       Retiree Medical—Employees between the ages of 62 and 65 may elect to continue health care coverage at a discounted premium rate until age 65.

Death or Disability

For each award type the provision is the same as for retirement except that performance share awards are pro-rated for the employee’s period of participation, all stock options fully vest and retiree health care coverage is not included.

Change of Control

In the event of a change of control of Monaco, employees who are employed through the consummation of the change of control will receive the following benefits:

•       Annual Incentive Plan—Awards for the performance period are deemed earned and paid out as if all performance objectives had been earned at target levels. Awards are paid upon consummation of the change of control;

•       Long-Term Incentive Plan/ Performance Share Awards—Awards are paid as if performance objectives had been earned at target levels. Awards are paid upon consummation of the change of control;

•       Long-Term Incentive Plan/Restricted Stock Units—If, within 12 months after a change of control, (i) Monaco (or the affiliated company employing the participant) terminates the employment of the participant without Cause or (ii) the participant resigns for Good Reason (as those terms are defined in the 1993 Stock Plan), then 100% of the restricted stock units will immediately vest in full; and

•       Stock Options—Options will be assumed by the acquiring company or an equivalent right will be substituted. If the acquiring company does not assume or substitute the option, all options vest and become exercisable in full.

Stock Ownership Guidelines

We do not currently require our executives to own a minimum amount of our Common Stock. Our Chief Executive Officer and our President have historically held significant blocks of stock, and other Named Executive Officers also hold relatively sizeable positions.

Impact of Regulatory Requirements and Changes

Tax and Accounting Implications

We have attempted to design our executive pay program to create close links with company performance. As such, both the Annual Incentive Plan under which we pay cash bonuses and our Long-Term Incentive Plan directly correlate rewards with company performance.

Internal Revenue Code Section 162(m) limits the deductibility for federal tax purposes of executive compensation for our highest paid executives to $1 million dollars annually unless it is considered “performance-based” compensation. We seek to design the relevant components of our executive compensation to be performance-based under Section 162(m).

The only components of our executive compensation plan that are currently subject to the limitations of Section 162(m) are the base salaries of our Chief Executive Officer and our President and the base salaries and bonuses of our other executives. In the latter case, the levels of their cash compensation have not reached the $1 million deduction limit.

We have historically provided our executives with a limited package of stock options as part of the total executive compensation program. In 2005, when we were required to begin expensing stock options under Financial Accounting Standard 123R, our Compensation Committee initiated a study that resulted in a decision to use restricted stock units in place of stock options. Our Compensation Committee believed that a more valuable award could be provided to employees at a relatively comparable expense level. Our Compensation Committee also believed that this change would further reinforce other pay plan changes that were being made to align pay and performance and strengthen the retention value of the awards program.

The current changes driven by the new executive compensation disclosure rules promulgated by the Securities and Exchange Commission have not caused us to change our current compensation plans for our Named Executive Officers. We have historically been conservative in the use of perquisites or other special executive benefits and pay has been closely linked to corporate performance. The recent changes to our executive compensation plan were designed to bring the total compensation for our executives to market-based levels. The delivery methods of the executive compensation program were also changed to ensure that the design of the executive compensation program was aligned with what our Compensation Committee believed to be “best practices.”

Conclusion

We began a review and update of our executive compensation program in late 2004. This has resulted in many changes in the way our total executive compensation package is structured and delivered. We believe we have developed an equitable compensation program that incentivizes the appropriate behaviors and is targeted to deliver the correct results.

Our target rates for each element of the package, as well as the total package, are benchmarked to the market midpoint. This assumes that Monaco delivers business results that meet or exceed the median of our peers. For business performance that exceeds this, our executives have an opportunity to earn significantly greater rewards than the market midpoint. The plan does limit payouts under both the Annual Incentive Plan and the performance share award component of the Long-Term Incentive Plan to 200% of target levels. To achieve these maximum payouts, requires extraordinary performance, but is not out of reach or an unrealistic goal.

Our pay elements have been benchmarked against similar-sized companies both within and outside our industry. In sum, we believe the components and the pay and award levels are competitive and reflect favorably when one considers the caliber of our Named Executive Officers.

We believe that the current program also provides a competitive base rate of pay, which allows the corporation to retain the critical talent and leadership of the Named Executive Officers when a market downturn takes place and no bonuses are paid, such as we have experienced in 2005 and 2006. With the addition of the longer-term components of our Long-Term Incentive Plan, we believe we have created a positive bond to the corporation, giving our Named Executive Officers equity interests and goals that are closely aligned to those of our public stockholders.

Summary Compensation

The following table presents information concerning the total compensation of the Named Executive Officers for services rendered to the Company in all capacities for the fiscal year ended December 30, 2006:

Summary Compensation Table
For the Fiscal Year 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Kay L. Toolson	2006	900,000	—	1,264,268	5,107	—	—	35,395	$2,204,770
Chairman of the Board and Chief Executive Officer
John W. Nepute	2006	444,000	—	140,954	12,127	—	—	6,137	603,218
President
P. Martin Daley	2006	309,800	—	71,843	8,085	—	—	4,587	394,315
Vice President and Chief Financial Officer
Richard E. Bond	2006	289,800	—	40,327	8,340	—	—	3,643	342,110
Senior Vice President, Secretary and Chief Administrative Officer
Michael P. Snell	2006	284,625	—	39,607	8,085	—	—	3,621	335,938
Vice President of Sales and Marketing

(1)           Stock awards consist of performance share awards and restricted stock units. The amounts shown do not reflect compensation actually received by the Named Executive Officer. Rather, these amounts are the compensation costs recognized by Monaco in 2006 for stock awards as determined pursuant to FAS 123R. Performance share awards require the achievement of specified levels of performance based on Return on Net Assets and Total Shareholder Return compared to a group of peer companies, as more fully described in our Compensation Discussion and Analysis. Depending on the ranking of the Company’s performance against the peer group, participants could earn from 0% up to 200% of the target payout of performance shares. Restricted stock units are subject to vesting based on continued employment and those issued to Messrs. Toolson and Nepute also require achievement of a minimum return on equity before they are earned. The assumptions used to calculate the value of stock awards are set forth in Note 16 of the Notes to Consolidated Financial Statements included in Monaco’s Annual Report on Form 10-K for 2006.

(2)           The amounts shown do not reflect compensation actually received. Instead, the amounts shown are the compensation costs recognized by Monaco in 2006 for stock option awards granted prior to 2006 as determined pursuant to FAS 123R. No stock options were granted in 2006. The assumptions used to calculate the value of option awards are set forth in Note 16 of the Notes to Consolidated Financial Statements included in Monaco’s Annual Report on Form 10-K for 2006.

(3)           These amounts consist of matching contributions made by Monaco under its tax-qualified 401(k) Plan, which provides for broad-based employee participation, premiums paid by Monaco for life and accidental death and disability insurance, dividend equivalent rights on restricted stock units, and, in the case of Mr. Toolson, Monaco’s incremental cost $20,046 and related tax reimbursements $3,533 on personal use of the corporate aircraft. The cost of aircraft usage by Mr. Toolson is the incremental cost to Monaco for fuel, trip-related maintenance, crew travel expenses, landing fees, trip-related hangar/parking costs and smaller variable costs. Since the aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the aircraft and the cost of maintenance not related to trips.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the fiscal year ended December 30, 2006.

Grants of Plan-Based Awards for the Fiscal Year 2006

												Grant
									All Other	All Other		Date
									Stock	Option	Exercise	Fair
									Awards:	Awards:	or	Value
									Number	Number	Base	of
		Estimated Possible			Estimated				of	of	Price	Stock
		Payouts Under Non Equity			Future Payouts Under				Shares of	Securities	of	and
		Incentive Plan Awards(1)			Equity Incentive Plan Awards				Stock or	Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target		Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)		(#)	(#)	(#)	($/Sh)	($)
Kay L. Toolson		—	900,000	1,800,000
	3/20/2006				52,124	52,124	(2)	52,124			—	675,006
	5/17/2006				13,031	52,124	(3)	104,248			—	276,778
	5/17/2006				13,031	52,124	(4)	104,248			—	312,483
John W. Nepute		—	355,200	710,400
	3/20/2006				20,571	20,571	(2)	20,571			—	266,394
	5/17/2006				5,143	20,571	(3)	41,142			—	109,232
	5/17/2006				5,143	20,571	(4)	41,142			—	123,323
P. Martin Daley		—	185,880	371,760
	3/20/2006								11,961 (5)		—	154,895
	5/17/2006				2,990	11,961	(3)	23,922			—	63,513
	5/17/2006				2,990	11,961	(4)	23,922			—	71,706
Richard E. Bond		—	130,410	260,820
	3/20/2006								6,714 (5)		—	86,946
	5/17/2006				1,679	6,714	(3)	13,428			—	35,651
	5/17/2006				1,679	6,714	(4)	13,428			—	40,250
Michael P. Snell		—	128,081	256,162
	3/20/2006								6,594 (5)		—	85,392
	5/17/2006				1,649	6,594	(3)	13,188			—	35,014
	5/17/2006				1,649	6,594	(4)	13,188			—	39,531

(1)                Represents amounts that could have been earned under our Annual Incentive Plan for 2006. Since we did not achieve the threshhold EBITDA target for 2006, no payments were made under the Plan.

(2)                Represents performance based restricted stock units that require the achievement of a specified Return on Equity level for 2006 and will become fully vested on March 20, 2009. The Return on Equity requirement was achieved in 2006 or more fully described in our Compensation Discussion and Analysis.

(3)                Represents performance share awards. These require the achievement of performance based on Return on Net Assets-adjusted and Total Shareholder Return compared to a group of peer companies as more fully described in our Compensation Discussion and Analysis. Depending on the ranking of Monaco’s performance against the peer group, the participants could earn from 0% up to 200% of the target payout. The performance share awards fully vest on March 20, 2008 if the performance targets are achieved.

(4)                Represents performance share awards. These require the achievement of performance based on Return on Net Assets-adjusted and Total Shareholder Return compared to a group of peer companies as more fully described in our Compensation Discussion and Analysis. Depending on the ranking of Monaco’s performance against the peer group, the participants could earn from 0% up to 200% of the target payout. The performance share awards fully vest on March 20, 2009 if the performance targets are achieved.

(5)                Represents restricted stock units awards that vest ratably at 25% per year.

Outstanding Equity Awards

The following table presents certain information concerning equity awards held by the Named Executive Officers at the end of the fiscal year ended December 30, 2006.

Outstanding Equity Awards at Fiscal 2006 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kay L. Toolson	980	—	—	7.74	3/31/2008	—	—	52,124	(3)	738,076
	6,164	—	—	10.24	3/31/2009			52,124	(4)	738,076
	14,942	—	—	12.66	3/31/2010			52,124	(5)	738,076
	13,991	—	—	11.97	3/31/2011
	10,000	—	—	24.30	3/31/2012
	6,000	4,000	—	10.36	3/31/2013
	10,000	—	—	26.80	3/31/2014
	15,000	—	—	16.15	3/31/2015
John W. Nepute	15,188	—	—	3.52	3/31/2007	—	—	20,571	(3)	291,285
	16,200	—	—	7.74	3/31/2008			20,571	(4)	291,285
	13,500	—	—	10.24	3/31/2009			20,571	(5)	291,285
	10,500	—	—	12.66	3/31/2010
	11,250	—	—	11.97	3/31/2011
	9,000	—	—	24.30	3/31/2012
	5,400	3,600	—	10.36	3/31/2013
	9,000	—	—	26.80	3/31/2014
	13,500	—	—	16.15	3/31/2015
P. Martin Daley	1,215	—	—	3.52	3/31/2007	11,961	169,368	11,961	(4)	169,368
	2,633	—	—	7.74	3/31/2008			11,961	(5)	169,368
	4,050	—	—	10.24	3/31/2009
	5,400	—	—	12.66	3/31/2010
	7,500	—	—	11.97	3/31/2011
	6,000	—	—	24.30	3/31/2012
	3,600	2,400	—	10.36	3/31/2013
	6,000	—	—	26.80	3/31/2014
	9,000	—	—	16.15	3/31/2015
Richard E. Bond	12,150	—	—	3.52	3/31/2007	6,714	95,070	6,714	(4)	95,070
	12,150	—	—	7.74	3/31/2008			6,714	(5)	95,070
	11,250	—	—	10.24	3/31/2009
	8,250	—	—	12.66	3/31/2010
	8,250	—	—	11.97	3/31/2011
	6,000	—	—	24.30	3/31/2012
	3,600	2,400	—	10.36	3/31/2013
	6,000	—	—	26.80	3/31/2014
	8,000	—	—	16.15	3/31/2015
Michael P. Snell	5,708	—	—	7.74	3/31/2008	6,594	93,371	6,594	(4)	93,371
	6,750	—	—	10.24	3/31/2009			6,594	(5)	93,371
	6,750	—	—	12.66	3/31/2010
	7,500	—	—	11.97	3/31/2011
	2,400	—	—	24.30	3/31/2012
	3,600	2,400	—	10.36	3/31/2013
	6,000	—	—	26.80	3/31/2014
	8,000	—	—	16.15	3/31/2015

(1)                Stock options vest at the rate of 20% of the total number of shares subject to the option per year. The options reflected in this column will vest in equal amounts on March 31, 2007 and 2008. In 2005, all options with exercise prices of $16.00 or higher were accelerated and became fully vested.

(2)                Restricted stock units vest at the rate of 25% per year, with vesting dates of March 20, 2007 through 2010.

(3)                Performance based restricted stock units vest at the rate of 100% on March 20, 2009.

(4)                Performance share awards vest, if earned, at the rate of 100% with a vesting date on March 20, 2008.

(5)                Performance share awards vest, if earned, at the rate of 100% with a vesting date on March 20, 2009.

Option Exercises and Stock Vested

The following table presents certain information concerning the exercise of options by each of the Named Executive Officers during the fiscal year ended December 30, 2006, as well as information regarding stock awards that vested during the fiscal year.

Option Exercises and Stock Vested at 2006 Fiscal Year End

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kay L. Toolson	—	—	—	—
John W. Nepute	12,657	128,722	—	—
P. Martin Daley	—	—	—	—
Richard E. Bond	—	—	—	—
Michael P. Snell	—	—	—	—

SECURITY OWNERSHIP

The following table sets forth certain information with respect to beneficial ownership of our Common Stock as of March 1, 2007 (except as otherwise indicated), by: (i) each person who is known by us to own beneficially more than five percent of our Common Stock, (ii) each of the Named Executive Officers, (iii) each of our directors, and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

Beneficial Owner	Number of Shares (1)	Percentage
FMR Corp.(2)	3,683,019	12.34%
82 Devonshire Street
Boston, MA 02109
Dimensional Fund Advisors LP(3)	2,434,815	8.16%
1299 Ocean Avenue
Santa Monica, CA 90401
Royce & Associates, LLC(4)	2,327,200	7.80%
1414 Avenue of the Americas
New York, NY 10019
Franklin Resources, Inc.(5)	2,183,700	7.32%
One Franklin Parkway
San Mateo, CA 94403
State of Wisconsin Investment Board(6)	1,970,123	6.60%
PO Box 7842
Madison, WI 53707
Kay L. Toolson(7)	1,889,086	6.31%
c/o Monaco Coach Corporation
91320 Coburg Industrial Way
Coburg, OR 97408
Roger A. Vandenberg(7)	743,776	2.49%
John W. Nepute(7)	263,062	*
Richard E. Bond(7)	93,311	*
Richard A. Rouse(7)	89,323	*
Michael P. Snell(7)	70,503	*
P. Martin Daley(7)	48,268	*
L. Ben Lytle(7)	27,919	*
Robert P. Hanafee, Jr.(7)	24,824	*
Dennis D. Oklak(7)	20,659	*
Daniel C. Ustian(7)	17,274	*
John F. Cogan(7)	3,560	*
All directors and executive officers as a group (14 persons)(8)	3,300,784	10.89%

*                    Less than one percent.

(1)          Applicable percentage of beneficial ownership is based on 29,845,496 shares of Common Stock outstanding as of March 1, 2007 together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of Common Stock subject to options or restricted stock units currently exercisable or exercisable within 60 days after March 1, 2007  are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other stockholder.

(2)          Information based solely on Schedule 13G filed on February 14, 2007.

(3)          Information based solely on Schedule 13G filed on February 9, 2007.

(4)          Information based solely on Schedule 13G filed on January 23, 2007.

(5)          Information based solely on a joint Schedule 13G filed on February 6, 2007 by Franklin Resources, Inc.

(6)          Information based solely on Schedule 13G filed on February 13, 2007.

(7)          Includes the number of shares subject to options or restricted stock units which are exercisable or vesting within 60 days of March 1, 2007  by the following persons:  Mr. Toolson (79,077 shares); Mr. Vandenberg (20,250 shares); Mr. Nepute (105,338 shares); Mr. Bond (78,528 shares); Mr. Rouse (24,000 shares); Mr. Snell (53,156 shares); Mr. Daley (45,740 shares); Mr. Lytle (19,500 shares); Mr. Hanafee (14,700 shares); Mr. Oklak (14,400 shares); Mr. Ustian (12,000 shares); Mr. Cogan (1,600 shares); Mr. Colliver (0 shares).

(8)          Includes 477,043 shares subject to options or restricted stock units that are exercisable or vesting within 60 days of March 1, 2007.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures Regarding Related Person Transactions

Our Audit Committee’s Charter requires that the Audit Committee, all of whose members are independent directors, review and approve certain related person transactions. Current SEC rules define a related person transaction to include any transaction, arrangement or relationship in which Monaco is a participant and in which any of the following persons had or will have a direct or indirect material interest:

•       an executive officer, director or director nominee of Monaco;

•       any person who is known to be the beneficial owner of more than 5% of Monaco’s Common Stock;

•       any person who is an immediate family member (as defined in applicable SEC rules) of an executive officer, director or director nominee or beneficial owner or more than 5% of Monaco’s Common Stock; and

•       any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or granter beneficial ownership interest.

The Audit Committee has adopted a written statement of policies and procedures with respect to its review and approval process for related person transactions.

Certain Relationship and Related Transactions

As explained in detail under our discussion of “Director Independence” in the Corporate Governance section of this proxy statement, one of our directors, Daniel C. Ustian, is Chairman, Chief Executive Officer and President of Navistar International Corporation, a company with which Monaco has certain commercial relationships. After examining these transactions and relationships and Mr. Ustian’s relationship to them, our Board has concluded that Mr. Ustian does not have a material interest in these transactions and relationships.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC and the National Association of Securities Dealers, Inc. Such persons are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, we believe that, during the fiscal year ended December 30, 2006, all filing requirements applicable to its officers, directors and ten percent stockholders were met.

YOU MAY OBTAIN A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 30, 2006 WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO MONACO COACH CORPORATION, 91320 COBURG INDUSTRIAL WAY, COBURG, OREGON 97408, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT www.monaco-online.com.

FOR THE BOARD OF DIRECTORS

RICHARD E. BOND
Secretary

April 6, 2007

MONACO COACH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF

OF THE BOARD OF DIRECTORS

Thursday, May 17, 2007

1:00 p.m., local time

Hyatt Regency O’Hare

9300 West Bryn Mawr Avenue

Rosemont, IL 60018

MONACO COACH CORPORATION
91320 Coburg Industrial Way, Coburg, Oregon 97408	proxy

The undersigned stockholder of Monaco Coach Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 6, 2007, and the 2006 Annual Report to Stockholders, and hereby appoints Kay L. Toolson and John W. Nepute, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Monaco Coach Corporation to be held on May 17, 2007, at 1:00 p.m. local time, at the Hyatt Regency O’Hare, located at 9300 West Bryn Mawr Avenue, Rosemont, IL 60018, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS, TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK  EASY  IMMEDIATE

•             Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on May 16, 2007.

•             Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/mnc/ — QUICK  EASY  IMMEDIATE

•             Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on May 16, 2007.

•             Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to
Monaco Coach Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

 Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of five Class II directors:	01 John F. Cogen 02 Richard E. Colliver 03 Robert P. Hanafee, Jr.	04 Dennis D. Oklak 05 Roger A. Vandenberg	☐ Vote FOR all nominees (except as indicated below)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2007 fiscal year.	☐ For	☐ Against	☐ Abstain

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.